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                                 EXHIBIT (3)(I)




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                           ARTICLES OF INCORPORATION
                                       OF
                               R J LENDING, INC.


                                ARTICLE I - Name


         The name of the corporation is: R J LENDING, INC.


                          ARTICLE II - Mailing Address


         The mailing address and the principal office of the corporation shall be:

                          1717 Second Street, Suite D
                            Sarasota, Florida 34236


                          ARTICLE III - Capital Stock


         Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is fifty million (50,000,000) shares.

         The corporation shall have authority to issue two (2) classes of stock. Forty million (40,000,000) shares shall be common stock having a par value of $.01 (hereinafter referred to as "Common Stock") and ten million (10,000,000) shares shall be preferred stock issuable in series and having a par value of $.01 (hereinafter referred to as "Preferred Stock").

         Section 2. Statement of Preferences, Limitations and Relative Rights in Respect of Shares of Each Class. A description of the different classes of stock and a statement of the designation, preferences, voting rights, limitations and relative rights of the holders of stock of such classes are as follows:


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         A.       Preferred Stock.

         (1) Shares of Preferred Stock may be issued from time to time in one or more series. The preferences and relative, participating, optional and other special rights of each of such series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; and the Board of Directors of the corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative, participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including without limiting the generality of the foregoing, the following:

                  (a) The rate, if any, and times at which, and the terms and conditions on which, dividends on the Preferred Stock of such series shall be paid;

                  (b) The redemption price or prices, if any, and the times at which, Preferred Stock of such series may be redeemed;

                  (c) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation;

                  (d) The terms of the sinking fund or redemption of purchase account, if any, to be provided for the Preferred Stock of such series;

                  (e) The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, other classes of stock of the corporation and the terms and conditions of such conversion or exchange; and


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                  (f)      The voting powers, if any, of the holders of the
Preferred Stock of such series.

         (2) All shares of a particular series shall be identical in all respects. The rights of the Common Stock of the corporation may be subject to the preferences and relative, participating, optional and other special rights of the Preferred Stock or each series as fixed from time to time by the Board of Directors as aforesaid.

         (3) The holders of the Preferred Stock, in preference to the holders of the Common Stock of the corporation, may be entitled to receive, if and when declared by the Board of Directors, dividends at the rate established by the Board of Directors at the time of the issuance of the shares of each series. Such dividends, when and if declared, may be cumu lative so that if dividends in respect to any dividend period shall not have been paid upon, or declared and set apart for, the Preferred Stock the deficiency shall be fully paid or declared and set apart before any dividends shall be paid upon, or declared or set apart for the Common Stock.

         B.       Common Stock.

         (1) After the requirements with respect to preferential dividends upon the Preferred Stock shall have been met, if such preference be established by the Board of Directors of the corporation, and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any series of Preferred Stock, then and not otherwise, the holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.


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         (2)      After distribution in full of the preferential amount to be distributed to the holders of all series of the Preferred Stock then outstanding in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

         (3) Each holder of Common Stock shall have one (1) vote for each share of Common Stock held by him in all matters submitted to a vote of the stockholders. Cumu lative voting in the election of directors will not be allowed.


                ARTICLE IV - Initial Registered Office and Agent


         The street address of the initial registered office of this corporation is 1776 Ringling Boulevard, Sarasota, Florida 34236 and the name of the initial registered agent of this corporation at that address is WILLIAM T. KIRTLEY.


                            ARTICLE V - Incorporator


         The name and address of the person signing these Articles is: WILLIAM
T. KIRTLEY, 1776 Ringling Boulevard, Sarasota, Florida 34236.


                              ARTICLE VI - Bylaws


         The power to adopt, alter, amend or repeal Bylaws of this corporation shall be vested in either the Board of Directors or shareholders; provided, however, that the Board of


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Directors may not alter, amend or repeal any Bylaw adopted by the shareholders if the shareholders specifically provide that the Bylaw is not subject to alteration, amendment or repeal by the Board of Directors.


                         ARTICLE VII - Indemnification


         The corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by law.


                     ARTICLE VIII - Affiliated Transactions


         The provisions of Chapter 607.0901, Florida Statutes, as amended, shall NOT apply to this corporation.


                    ARTICLE IX - Control Share Acquisitions


         The provisions of Chapter 607.0902, Florida Statutes, as amended, shall apply to this corporation.

         WITNESS my hand and seal at Sarasota, Florida this 24th day of January, 2002.


                                             /s/  William T. Kirtley
                                             ----------------------------------
                                             WILLIAM T. KIRTLEY


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         The undersigned, having been designated in the foregoing Articles of
Incorporation as Registered Agent, hereby agrees to accept said designation.


                                             /s/  William T. Kirtley
                                             ----------------------------------
                                             WILLIAM T. KIRTLEY


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